UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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GENE LOGIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENE LOGIC INC.
610 PROFESSIONAL DRIVE
GAITHERSBURG, MARYLAND 20879

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2004

TO THE STOCKHOLDERS OF GENE LOGIC INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GENE LOGIC INC., a Delaware corporation (the “Company”), will be held on Thursday, June 3, 2004 at 3:00 p.m. Eastern Time at the Company’s executive offices, 610 Professional Drive, Gaithersburg, Maryland 20879, for the following purposes:

1.	To elect Jules Blake, Ph.D. and Michael J. Brennan, M.D., Ph.D. as Class I directors to serve for a term of three years.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 8, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

F. Dudley Staples, Jr.
Secretary

Gaithersburg, Maryland
April 26, 2004

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also vote by telephone. (Please see the instructions for telephone voting on the proxy card). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

GENE LOGIC INC.
610 Professional Drive
Gaithersburg, Maryland 20879

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of GENE LOGIC INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 3, 2004, at 3:00 p.m. Eastern Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s executive offices, 610 Professional Drive, Gaithersburg, Maryland 20879. The Company intends to mail this proxy statement and accompanying proxy card on or about April 26, 2004 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, Mellon Investor Services, L.L.C. for a fee estimated at $6,500. No additional compensation will be paid to directors, officers or other regular employees for these services.

VOTING RIGHTS, OUTSTANDING SHARES AND QUORUM

Only holders of record of Common Stock at the close of business on April 8, 2004 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 8, 2004, the Company had outstanding and entitled to vote 31,448,091 shares of Common Stock. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum for the Annual Meeting.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not considered “entitled to vote” and are not counted for any purpose in determining whether the matters to be voted upon have been approved.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s executive office, 610 Professional Drive, Gaithersburg, Maryland 20879, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement for the Company’s 2005 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 28, 2004. A stockholder proposal or a nomination for director to be presented at next year’s annual meeting that will not be included in the Company’s proxy statement and proxy must generally be submitted no earlier than the close of business on February 4, 2005 and not later than the close of business on March 6, 2005. Stockholders should review the Company’s Amended and Restated Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations, a copy of which may be obtained from the Company upon request.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 2004. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2007 annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The persons nominated for election have agreed to serve if elected, and management has no reason to believe the nominees will be unable to serve.

The following table sets forth the names of the Board of Directors’ nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person’s age, the periods during which he has served as a director and positions currently held with the Company.

Nominees For A Three-Year Term	Age	Director Since	Expiration of Term	Positions Held With The Company
Jules Blake, Ph.D. (1) (2)	79	1994	2004	Director
Michael J. Brennan, M.D., Ph.D.	46	1995	2004	Director

Continuing Directors
Charles L. Dimmler III (1)* (2)	62	1996	2006	Director
G. Anthony Gorry, Ph.D. (1) (2) (3)*	63	1997	2006	Director
Mark D. Gessler	42	2000	2005	Chairman, Chief Executive Officer and President
J. Stark Thompson, Ph.D. (1) (2)* (3)	62	2002	2005	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Corporate Governance and Nominating Committee.
*	Committee Chairman

Set forth below is biographical information for the persons nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2007 ANNUAL MEETING
OF STOCKHOLDERS

Jules Blake, Ph.D.  has served as a director since the Company’s inception in September 1994. From 1973 until his retirement in 1989, Dr. Blake served as Vice President of Research and Development and Vice President, Corporate Scientific Affairs, for Colgate-Palmolive, Inc. Dr. Blake serves on the board of directors of the public company Martek Biosciences Corporation. Dr. Blake holds a Ph.D. in organic chemistry from the University of Pennsylvania.

Michael J. Brennan, M.D., Ph.D.  has served as a director since December 1995 and was the Company’s Chairman of the Board of Directors from March 2000 through April 2001. He served as the Company’s Chief Executive Officer from December 1995 through June 2000 and as the Company’s President from December 1995 through January 1999. Since December 2003, Dr. Brennan has been a Managing Director of Coastview Capital, a venture capital firm focused solely on life science investments. From September 2000 until April 2003, Dr. Brennan was a General Partner of Oxford Biosciences Partners, a venture capital firm specializing in the financing of early stage healthcare companies. Dr. Brennan received a Ph.D. in neurobiology and an M.D. from the University of Witwatersrand, Johannesburg, South Africa.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING
OF STOCKHOLDERS

Mark D. Gessler  has served as Chairman of the Board of Directors since April 2001, as Chief Executive Officer since June 2000 and as President since January 1999. Mr. Gessler has also served as a director since March 2000. From January 1999 through June 2000, Mr. Gessler served as the Company’s Chief Operating Officer. From prior to April 1999 to October 1999, Mr. Gessler served as the Company’s Chief Financial Officer. Mr. Gessler holds an MBA from the University of Tennessee.

J. Stark Thompson, Ph.D.  has served as a director since February 2002. From 1988 until his retirement in 2000, Dr. Thompson served as the President, Chief Executive Officer and as a director of Life Technologies, Inc., a developer, manufacturer and supplier of products and services for life science research. Dr. Thompson has a Ph.D. in Physiological Chemistry from Ohio State University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING
OF STOCKHOLDERS

Charles L. Dimmler III  has served as a director since May 1996. Since January 2004, Mr. Dimmler has been founder and Managing Partner of Midnight Sun Capital, LLC, a venture development and financial company specializing in investments in the life sciences industry. From April 2001 to December 2003, Mr. Dimmler served as Chief Investment Officer of H. Lundbeck A/S, a pharmaceutical company listed on the Copenhagen stock exchange. From April 2001 to April 2003, Mr. Dimmler served as Chairman of the Board of Directors of Lundbeck, Inc., a pharmaceutical company and subsidiary of H. Lundbeck A/S, and from April 2001 to April 2003 was the President and Chief Executive Officer of Lundbeck, Inc. From January 2000 to September 2001, Mr. Dimmler served as a Managing Director of Burrill & Company, a private merchant banking firm specializing in the life science industries. From prior to April 1999 to December 1999, Mr. Dimmler was an investment officer of Cross Atlantic Partners Funds and an operating officer of Cross Atlantic Partners, Inc., a manager of private equity funds.

G. Anthony Gorry, Ph.D.  has served as a director since January 1997. Since July 2000, Dr. Gorry has been the Friedkin Professor of Management and Professor of Computer Science at Rice University where he also serves as the Director of the Center for Technology in Teaching and Learning. From prior to April 1999 through July 2000, he was Vice President, Information Technology at Rice. Dr. Gorry directs a training grant on computational biology funded by the National Library of Medicine. He is also Adjunct Professor of Neuroscience at Baylor College of Medicine.

Dr. Gorry holds a B.Eng. from Yale University, an M.S. in chemical engineering from the University of California, Berkeley and a Ph.D. in computer science from the Massachusetts Institute of Technology. He is a Member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American College of Medical Informatics.

CORPORATE GOVERNANCE

Board Committees and Meetings

During 2003, the Board of Directors held twelve meetings. The Board has an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. During 2003, each Board member participated in 75% or more of the aggregate of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

The Board of Directors has determined that a majority of its Board of Directors comprises independent directors under the Nasdaq National Market’s (“Nasdaq”) new rules for director independence. The independent Directors are Mr. Dimmler and Drs. Blake, Gorry and Thompson.

Audit Committee

The Audit Committee meets with the Company’s independent auditors to review the scope, plans and results of the annual audit and to discuss the financial statements and the independent auditors’ independence from management of the Company; recommends to the Board the independent auditors to be retained; and receives and considers the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with the audit. The Audit Committee is composed of four non-employee directors: Drs. Blake, Gorry and Thompson and Mr. Dimmler (Chairman). The Board of Directors has determined that the Company has at least one “audit committee financial expert,” Mr. Dimmler, as defined under The Sarbanes-Oxley Act of 2002. Each of the members of the Audit Committee is independent under the Nasdaq rules. The Committee met five times during 2003. The Audit Committee is governed by a written charter approved by the Board of Directors and amended from time to time; a copy of the current charter is attached hereto as Exhibit A and also is available on Gene Logic’s website (www.genelogic.com).

Compensation Committee

The Compensation Committee makes recommendations with respect to, or approves matters concerning, salaries and incentive compensation of executive officers, evaluates the performance of the Chief Executive Officer, approves certain incentive compensation plans for other employees of the Company, awards stock options under the Company’s stock option plans, reviews the compensation of Directors and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of four non-employee directors: Drs. Blake, Gorry and Thompson and Mr. Dimmler. Dr. Gorry served as Chairman of the Committee throughout 2003; Dr. Thompson assumed the chairmanship of the Committee in 2004. Each of the members of the Compensation Committee is independent, as defined by the Nasdaq rules. The Committee met six times during 2003. The Compensation Committee has a charter, which is available on Gene Logic’s website (www.genelogic.com).

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee makes recommendations to the Board concerning nominations to the Board, including nominations to fill a vacancy (including a vacancy created by an increase in the Board of Directors), monitors developments in the area of, and makes recommendations to the Board from time to time for changes in, corporate governance and evaluates the performance of Directors from time to time. The Corporate Governance and Nominating Committee has a charter, which is available on Gene Logic’s website (www.genelogic.com). The Corporate Governance and Nominating Committee is composed of two directors: Drs. Gorry (Chairman) and Thompson. Each of the members of the Corporate Governance and Nominating Committee is independent, as defined by the Nasdaq rules. The Committee met one time during 2003.

The Corporate Governance and Nominating Committee will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to the Corporate Governance and Nominating Committee in care of the Secretary of Gene Logic, 610 Professional Drive, Gaithersburg, Maryland 20879. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualified the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

The Corporate Governance and Nominating Committee has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Corporate Governance and Nominating Committee and the Board of Directors. The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Committee will consider the factors it believes to be appropriate, which would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the long-term interests of Gene Logic’s stockholders. The Corporate Governance and Nominating Committee has the authority to retain a search firm to assist it in identifying director candidates and has recently engaged such a firm to conduct a search for a new, additional, independent Director. The Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Committee by a stockholder.

Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Corporate Governance and Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in Gene Logic’s Amended and Restated Bylaws. See also, “Stockholder Proposals” above.

Stockholder Communications with Directors and Attendance at Annual Meeting

To provide the Company’s stockholders with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures. Stockholders of the Company may communicate with the directors of the Company individually, with any committee of the Board, or with the entire Board as a group by sending an email to boardofdirectors@genelogic.com. The email, which should specify who is the intended recipient, will be forwarded to such specified recipient.

Directors are encouraged to attend the annual meetings of the stockholders, but the Company does not require attendance by Directors at such meetings. All of the Directors attended last year’s annual meeting.

Code of Ethics

The Board of Directors has adopted a code of ethics, applicable to all directors and to all employees of the Company and its subsidiaries, including the Company’s chief executive officer, chief financial officer, principal accounting officer and controller, and any other senior financial officers. The code of ethics is available on Gene Logic’s corporate website (www.genelogic.com). If there are any future amendments to, or waivers from, the provisions of the code of ethics applicable to the Chief Executive Officer, Chief Financial Officer, or any senior financial officer, or to any other persons with respect to whom disclosure of such an amendment or waiver is required by applicable rules and regulations, the disclosure obligations with respect to any such amendment or waiver will be made, to the extent permitted, by posting such information on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has re-appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not considered “entitled to vote” and are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of April 1, 2004 by: (i) each director and nominee for director; (ii) each of the Named Executive Officers; (iii) all of the Company’s Named Executive Officers and directors as a group; and (iv) all those known by Gene Logic to be beneficial owners of more than five percent of the Company’s Common Stock.

	Beneficial Ownership (1)
Name and Address	Number Of Shares	Percent Of Total
Brown Capital Management, Inc. (2)	3,907,340	12.6%
Royce & Associates, LLC (3)	3,361,400	10.8
Dimensional Fund Advisors Inc. (4)	2,313,916	7.4
Mark D. Gessler (5, 6)	716,278	2.2
Michael J. Brennan, M.D., Ph.D. (5, 6)	691,343	2.2
Philip L. Rohrer, Jr. (6)	288,441	*
Y. Douglas Dolginow, M.D. (6)	224,762	*
G. Anthony Gorry, Ph.D. (6)	122,000	*
Charles L. Dimmler, III (6)	94,901	*
Jules Blake, Ph.D. (6)	89,500	*
F. Dudley Staples, Jr. (6)	31,591	*
J. Stark Thompson, Ph.D (6)	15,200	*
Robert R. Proulx (6)	11,458	*
All directors and executive officers as a group (10 persons) (6)	2,285,474	6.9

*	Represents beneficial ownership of less than 1%.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 31,448,091 shares of Common Stock outstanding as of April 1, 2004.

(2)	Based on a Schedule 13G/A filed with the SEC on February 11, 2004, Brown Capital Management, Inc. has sole voting power with respect to 1,153,840 shares and sole dispositive power with respect to 3,907,340 shares. Its address is 1201 N. Calvert Street, Baltimore, Maryland 21202.
(3)	Based on a Schedule 13G/A filed with the SEC on February 3, 2004, Royce & Associates, LLC has sole voting power and sole dispositive power with respect to all of the shares. Its address is 1414 Avenue of the Americas, New York, New York 10019.
(4)	Based on a Schedule 13G filed with the SEC on February 6, 2004, Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power with respect to all of the shares. Its address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(5)	Includes 75,000 shares held of record by the Brennan Family Limited Partnership and 10,000 shares held of record by Gessler Family Limited Partnership.
(6)	Includes shares subject to options which, for the individuals shown, are exercisable within 60 days of April 1, 2004 as follows: Mr. Gessler — 525,957 shares; Dr. Brennan — 356,692 shares; Mr. Rohrer — 277,791 shares; Dr. Dolginow — 186,917 shares; Dr. Gorry — 120,000 shares; Mr. Dimmler — 65,000 shares; Dr. Blake — 87,500 shares; Mr. Staples — 29,791 shares; Dr. Thompson — 15,000 shares; Mr. Proulx — 11,458 shares; and all directors and Named Executive Officers as a group — 1,676,106 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and Named Executive Officers (as such term is defined below under “Item 11 — Executive Compensation — Summary Compensation Table”), and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Gene Logic Inc. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, in 2003, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all reports required by Section 16(a) with respect to the Company’s officers, directors and beneficial owners of greater than ten percent of the Company’s stock were filed timely except that one report on Form 4 was not timely filed by each of Messrs. Gessler and Rohrer and Dr. Brennan with respect to the issuance of options.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Each non-employee director currently receives $20,000 per year. Each non-employee director also receives a fee of $500 per Board meeting, whether in person or by telephone, and per Committee meeting not held in conjunction with a full Board meeting, whether in person or by telephone, and each committee chairman receives an additional $1,000 per year for serving as a chairman. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with Board meeting attendance.

Each non-employee director also receives automatic stock option grants under the 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are not intended by the Company to qualify as incentive stock options under the Code. During 2003, in accordance with the Directors’ Plan, the Company granted options covering 15,000 shares to each of four non-employee directors (Drs. Gorry, Blake and Thompson and Mr. Dimmler), at an exercise price per share of $8.00, under the Director’s Plan.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows for the years ended December 31, 2003, 2002 and 2001, compensation paid to the Company’s Chief Executive Officer and the Company’s most highly compensated executive officers whose combined salary and bonus exceeded $100,000 and two additional executive officers who, but for the fact that each was no longer serving as an executive officer at such date would have been included in the table, at December 31, 2003 (the “Named Executive Officers”).

	Annual Compensation					Long-Term Compensation Awards
Name And Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Securities Underlying Options (#)
Mark D. Gessler	2003	400,000	197,381		—	431,000	(2)
Chief Executive Officer and President	2002	400,000	208,872		—	—
	2001	400,000	249,986		—	100,000

Philip L. Rohrer, Jr.	2003	260,000	89,719		—	221,000	(2)
Chief Financial Officer	2002	260,000	194,942	(3)	—	—
	2001	238,271	93,064		—	70,000

Y. Douglas Dolginow, M.D.	2003	273,989	84,731		—	88,000	(2)
Executive Vice President	2002	273,989	85,737		—	—
	2001	273,989	67,517		—	60,000

Stephen J. Trevisan	2003	179,032	—		—	100,000
Executive Vice President (4)	2002	—	—		—	—
	2001	—	—		—	—

Victor M. Markowitz, D.Sc.	2003	292,320	89,719		—	88,000	(2)
Senior Vice President and Chief Information Officer (4)	2002 2001	292,320 292,320	91,817 129,255		— —	— —

F. Dudley Staples, Jr.	2003	205,000	35,888		—	—
Senior Vice President, General Counsel (5)	2002	121,160	18,059		—	65,000
	2001	—	—		—	—

(1)	As permitted by rules promulgated by the SEC, no amounts are shown for any “perquisites,” where such amounts do not exceed the lesser of 10% of salary plus bonus or $50,000.
(2)	Includes options for 528,000 shares granted in connection with the stock option tender offer during 2003.
(3)	In 2002, includes a supplemental bonus for outstanding performance.
(4)	Mr. Trevisan became an officer in April 2003 and resigned effective as of October 2003. Dr. Markowitz resigned as an officer in September 2003, but continued to be employed by Gene Logic through December 2003.
(5)	Mr. Staples joined Gene Logic in May 2002.

STOCK OPTION GRANTS AND EXERCISES

The following tables show, for the year ended December 31, 2003, certain information regarding options granted to and exercised by the Named Executive Officers:

	Individual Grants for 2003				Potential Realizable Value at Assumed
	Number of Securities Underlying Options	% Of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Granted (#)	2003 (1)	per Share (2)	Date	5% ($)	10% ($)
Mark D. Gessler	96,000(4) 80,000(4) 80,000(4) 175,000	3.5 2.9 2.9 6.3	7.21 7.21 7.21 5.42	02/01/10 06/07/10 09/24/11 07/23/13	265,260 234,392 287,654 596,507	612,991 546,100 695,190 1,511,665

Philip L. Rohrer, Jr.	40,000(4) 16,000(4) 40,000(4) 125,000	1.4 0.6 1.4 4.5	7.21 7.21 7.21 5.42	02/01/10 02/22/11 09/24/11 07/23/13	110,525 52,656 143,827 426,076	255,413 125,211 347,595 1,079,761

Stephen J. Trevisan	100,000	3.6	5.07	03/31/13	1,662	3,325

Y. Douglas Dolginow, M.D.	40,000(4) 16,000(4) 32,000(4)	1.4 0.6 1.2	7.21 7.21 7.21	02/01/10 02/22/11 09/27/11	110,525 52,656 115,202	255,413 125,211 278,483

Victor M. Markowitz, D.Sc.	40,000(4) 16,000(4) 32,000(4)	1.4 0.6 1.2	7.21 7.21 7.21	02/01/10 02/22/11 09/27/11	3,605 1,442 2,884	7,210 2,884 5,768

F. Dudley Staples, Jr.	—	—	—	—	—	—

(1)	Based on options to purchase 2,766,864 shares of Common Stock granted to employees in 2003, including the Named Executive Officers.
(2)	The exercise price is equal to the fair market value of the Company’s Common Stock on the date of grant. All of the above options are subject to the terms of the Company’s 1997 Equity Incentive Plan and are exercisable only as they vest.
(3)	The potential realizable value is calculated based on the term of the option at its time of grant (10 years except as noted below) and the fair market value per share of the Company’s Common Stock as of the date of grant. For the options surrendered and reissued under the stock option tender offer the new options were reissued for a term equal to the balance of the term remaining on the surrendered option. The potential realizable value is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually. The total appreciation of the options over a 10-year term, at 5% and 10%, is 63% and 159%, respectively, and does not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock.
(4)	Option was granted in connection with the Company’s stock option tender offer.

In 2002, the Company initiated a voluntary tender offer for outstanding stock options held by its employees, including its executive officers. Under the program, employees were offered the opportunity to exchange stock options with exercise prices of $11.00 and above, subject to additional requirements for any options granted after May 4, 2002. Once tendered and accepted, the old options were cancelled and employees who tendered options and met certain requirements, including being employed by the Company on the subsequent grant date, received new options for 80% of the number of shares available under the cancelled options, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant of the new options. The options were granted with a term equal to the balance of the term remaining on the surrendered option. Options for a total of 2,290,207 shares were surrendered in December 2002 and options for 1,794,847 shares were granted on June 13, 2003 with an exercise price of $7.21 per share. The Company has not previously exchanged or repriced stock options held by an individual who was, at the time, an executive officer. Information concerning the participation of the Named Executive Officers in the stock option tender offer is set out in the following table.

TENDER OFFER STOCK OPTIONS

Name and Current Position	Date	Number of Securities Underlying Options Granted (#)	Market Price of Stock at Time of Cancellation ($)(1)	Exercise Price at Time of Cancellation ($)	Exercise Price of Option Granted ($)(2)	Length of Option Term Remaining at Date of Grant
Mark D. Gessler	06/13/03 06/13/03 06/13/03	96,000 80,000 80,000	6.32 6.32 6.32	62.88 35.56 11.55	7.21 7.21 7.21	6.6 years 7.0 years 8.3 years

Philip L. Rohrer, Jr.	06/13/03 06/13/03 06/13/03	40,000 16,000 40,000	6.32 6.32 6.32	62.88 20.00 11.55	7.21 7.21 7.21	6.6 years 7.7 years 8.3 years

Stephen J. Trevisan (3)	—	—	—	—	—	—

Y. Douglas Dolginow, M.D.	06/13/03 06/13/03 06/13/03	40,000 16,000 32,000	6.32 6.32 6.32	62.88 20.00 12.59	7.21 7.21 7.21	6.6 years 7.7 years 8.3 years

Victor M. Markowitz, D.Sc.	06/13/03 06/13/03 06/13/03	40,000 16,000 32,000	6.32 6.32 6.32	62.88 20.00 12.59	7.21 7.21 7.21	6.6 years 7.7 years 8.3 years

F. Dudley Staples, Jr. (3)	—	—	—	—	—	—

(1)	Options were cancelled on December 11, 2002, the date the stock option tender offer closed. Price given is the closing price of the Company’s shares as quoted on the Nasdaq National Market on December 11, 2002, the end of the tender offering period.
(2)	Replacement stock options were granted on June 13, 2003. Price given is the closing price of the Company’s shares on June 12, 2003 as quoted on the Nasdaq National Market.
(3)	Neither Mr. Trevisan nor Mr. Staples held any options eligible for the stock option tender offer.

AGGREGATED OPTION EXERCISES IN 2003
AND 2003 YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at 2003 Year-End (#)(2) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at 2003 Year-End ($)(3) Exercisable/Unexercisable
Mark D. Gessler	—	—	489,499/131,250	172,925/—
Philip L. Rohrer, Jr.	—	—	251,750/93,750	—/—
Stephen J. Trevisan	—	—	12,500/—	1,500/—
Y. Douglas Dolginow, M.D.	—	—	186,917/—	123,690/—
Victor M. Markowitz, D.Sc.	—	—	275,636/—	248,695/—
F. Dudley Staples, Jr.	—	—	23,020/41,980	—/—

(1)	Based on the fair market value per share of the Company’s Common Stock at the date of exercise (based on the closing sales price reported on the Nasdaq National Market for the date of exercise), less the exercise price.
(2)	In connection with the Company’s tender offer for outstanding stock options in 2002, the following Named Executive Officers tendered options for the following numbers of shares: Mr. Gessler — 320,000 shares; Mr. Rohrer — 120,000 shares; Dr. Dolginow — 110,000 shares; and Dr. Markowitz — 110,000 shares. Such Named Executive Officers received new options for the following number of shares: Mr. Gessler — 256,000 shares; Mr. Rohrer — 96,000 shares; Dr. Dolginow — 88,000 shares; and Dr. Markowitz — 88,000 shares. The new options that were issued in 2003 are included in the chart above.
(3)	Based on the fair market value per share of the Company’s Common Stock of $5.19 at December 31, 2003, less the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Messrs. Gessler, Rohrer and Staples and Dr. Dolginow each has an employment agreement with the Company, subject to automatic renewal after the initial term for successive one-year periods unless terminated. The agreements provide for payment of salary and annual bonuses. In the event of termination of an agreement by Gene Logic without cause (other than in connection with a change of control), Messrs. Gessler, Rohrer and Staples would each receive severance pay in an amount equal to 50% of his respective annual salary as then in effect. Dr. Dolginow would receive severance pay in the amount of half of his salary and bonus then in effect or an amount in accordance with a Company-wide severance plan then applicable to Senior Vice Presidents, whichever is greater.

The Company had an employment agreement with Dr. Markowitz, which was terminated in connection with his resignation in September 2003 and under which no payments were required to be made in connection with his resignation. Dr. Markowitz agreed to remain employed by the Company in an advisory capacity during a transitional period through December 31, 2003, during which he continued to receive his pay and benefits at the rate in effect prior to his resignation.

The Company entered into an employment agreement with Stephen J. Trevisan in 2003 in connection with the Company’s acquisition of TherImmune Research Corporation. Mr. Trevisan, the former Chief Executive Officer of TherImmune, was named Executive Vice President of the Company and appointed to the Company’s Board of Directors immediately after the closing of the merger. He resigned as a director of the Company effective in September 2003 and as an officer of the Company effective in October 2003 and his employment terminated at such time. Mr. Trevisan’s agreement had provided for an annual salary, an annual target bonus and the grant of an option for 100,000 shares of Company Common Stock, subject to accelerated vesting in connection with a change of control. His agreement also provided for a stated payment upon termination of employment within the first thirteen months by the

Company without cause or by Mr. Trevisan for good reason (as defined in the employment agreement). Mr. Trevisan received no additional severance or termination payments in connection with his resignation effective in October 2003.

In furtherance of the stated goals of attracting and retaining executive officers and other key employees who contribute to the Company’s long-term success, the Company has an Executive Severance Plan (the “Retention Plan”). The purpose of the Retention Plan is to encourage eligible executives to continue as the Company’s employees in the event of a change of control. The Retention Plan also provides for severance benefits to those employees if their employment with Gene Logic is terminated, under certain circumstances, shortly before or after the change of control.

The Retention Plan provides the following benefits upon a change in control for the Company’s senior executive officers, which includes the Company’s Chairman of the Board, Chief Executive Officer and President, Chief Financial Officer, Executive Vice President(s) and Senior Vice Presidents, and certain employees selected by the Compensation Committee who hold the title of vice president, director or senior director:

(a)	immediate vesting of any unvested stock options;

(b)	in the event of involuntary termination without cause or constructive termination within 13 months following or three months preceding the change of control,

(i)	payment of 12 months salary and the maximum bonus for which such employee is eligible upon achievement of 100% of target,

(ii)	payment of outplacement services, and

(iii)	continued payment of group health care costs for up to 12 months for the employee and dependents enrolled in the health plan at termination;

(c)	in the event of death or disability within 13 months following the change of control,

(i)	payment of six months salary and the maximum bonus for which such employee is eligible upon achievement of 100% of target, and

(ii)	continued payment of group health care costs for up to six months for the employee and dependents enrolled in the health plan at termination.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information with respect to the Company’s Common Stock which is authorized for issuance under the Company’s equity compensation plans as of December 31, 2003.

Plan Category	(a) Number of securities issued or to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Stock option plans approved by stockholders	4,916,818	$8.46	2,921,867

Employee Stock Purchase Plan approved by stockholders	618,993	—	631,007

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION (1)

The Compensation Committee of the Board of Directors (the “Compensation Committee”) for 2003 was composed of Drs. Gorry (Chairman), Blake and Thompson and Mr. Dimmler, none of whom is an officer or employee of the Company. The Compensation Committee is responsible for setting and administering the Company’s policies governing employee compensation and administering the Company’s equity incentive plans, as well as determining all compensation matters concerning the Company’s executive officers.

COMPENSATION PHILOSOPHY

The compensation policies adopted by the Compensation Committee are designed to (i) align compensation with business objectives and performance; (ii) attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company; and (iii) motivate the Company’s executive officers and other key employees to enhance long-term stockholder value. Key elements of this philosophy are:

•	The Company’s salaries must be competitive with comparable biotechnology companies with which the Company competes for highly qualified and experienced executives. To date, the Compensation Committee has relied on its members’ experience in working with other comparable companies and published compensation surveys reflecting compensation data for biotechnology companies to ensure executive salaries are competitive.

•	The Company has a cash bonus program for executive officers to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as stockholders, as well as employees.

The Compensation Committee’s objective is to set executive compensation within a range which the Compensation Committee believes is comparable to the range of compensation set by companies of similar size in the biotechnology industry. The group of comparable companies is not necessarily the same as the companies included in the market indices included in the “Performance Graph” in this Proxy Statement. The primary components of executive compensation are base salary, cash incentives and long-term equity incentives. Each year, the Compensation Committee reviews the criteria upon which all aspects of employee compensation are based.

Base Salary.    In 2003, base salaries for executive officers, other than the Chief Executive Officer, were set at competitive levels based primarily on the recommendation of the Chief Executive Officer. In 2003, the Compensation Committee did not increase base salary for any of the Named Executive Officers.

Annual Bonus Compensation.    For 2003, the amount of bonus potentially payable to each executive officer at 100% of target, ranged from 24% to 85% of annual salary. In 2003, the targets were set to exclude the effect of the TherImmune acquisition for the first half of the year and include the impact of the TherImmune acquisition for the second half of the year, and each executive could earn 50% of his annual target bonus based on results for each half year. The targets were pre-determined by the Compensation Committee at the beginning of each half of the year pursuant to the Gene Logic Bonus Program, based on the recommendation of the Chief Executive Officer and the Compensation Committee’s independent review of the Company’s budget and operating plans for that period. The bonus for the first half of the year was based on achievement of a pre-established net operating loss target for the Company and for the second half of the year 50% of the bonus was based on achievement of a consolidated revenue target for the Company and 50% was based on achievement of a consolidated net loss target for the Company. The Company exceeded the target for the first half of the year and paid a bonus for that period, but did not achieve the target for the second half of the year and did not pay a bonus for that period. An executive could earn in excess of his target bonus if the targets were exceeded. The bonuses paid for the performance in 2003 under the Bonus Program to each named executive officer are reflected in the “Summary Compensation Table” above.

Long-Term Incentive Compensation.    The long-term incentive element of the Company’s executive compensation program provides for the grant of stock options under the Company’s 1997 Equity Incentive Plan (the “Incentive Plan”), which may include incentive stock options and nonstatutory stock options. The Company has used the grant of options under its Incentive Plan to align the interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help make the executive’s total compensation opportunity competitive. Initial stock option awards for executive officers are individually determined at levels which are designed to attract and retain qualified executives and in certain cases to be competitive with options granted by their prior employers. Employees from within the Company who are promoted to positions as executive officers typically receive additional option grants to bring their total option grants up to the level that would have been granted to a person hired from outside the Company. For additional information regarding options awards, see the compensation tables preceding this report.

In 2002, the Company made a tender offer to employees for outstanding stock options, subject to certain conditions. The Committee had determined that, given their exercise price, such options no longer provided adequate long term incentive compensation and, after considering various alternatives, concluded that the tender offer and potential replacement of tendered options was the most effective way for the Company to continue to provide an appropriate long-term incentive. Certain executive officers with eligible options tendered their options in connection with the Company’s tender offer and the Company issued new options to these executive officers in 2003. (See “Stock Option Grants and Exercises” and “Tender Offer Stock Options”).

Executive officers receive value from option grants only if the Company’s Common Stock appreciates over the long term. The amount of individual option grants is determined based in part on competitive practices at comparable companies and on the Company’s philosophy of significantly linking executive compensation with stockholder interests. In determining the size and timing of individual grants, the Committee also considers the number of shares subject to options previously granted to each executive officer, including the number of shares that have vested and that remain unvested, the exercise price of existing grants, and the potential reward to the officer of existing and new options if the stock price appreciates in the public market.

In 2003, the Board granted options for 175,000 shares and 125,000 shares respectively to Messrs. Gessler and Rohrer, vesting in equal installments over a 24-month period. In making these grants, the Board considered, among other things, the options held by such executive officers, the number of options exercised and exercisable by each executive officer, the Company’s performance, the fact that, for various reasons, grants to these executive officers had not been made in the past few years when others had received options, and the desire to provide additional long-term performance incentives to such executive officers.

Retention Plan.    In furtherance of the stated goals of attracting and retaining executive officers and other key employees who contribute to the long-term success of the Company, the Company has a Retention Plan. The purpose of the Retention Plan is to encourage eligible executives to continue as employees of the Company in the event of a change of control of the Company. The Retention Plan also provides for severance benefits to those executives if their employment with the Company is terminated, under certain circumstances, within three months before or thirteen months after the change of control of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

The total compensation program for the Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers. Each year, the Compensation Committee reviews the Chief Executive Officer’s existing compensation arrangement and the individual performance for the calendar year under review, as well as the Company’s performance relative to its peers.

Mr. Gessler’s base salary rate as Chief Executive Officer in 2003 was $400,000, which has remained unchanged since 2001. In determining Mr. Gessler’s salary, the Compensation Committee considered his level of experience, contribution to the continuing growth of the Company, his leadership in meeting the Company’s operating and financial objectives and Mr. Gessler’s recommendation that his salary not be increased. His potential bonus for 2003 at 100% of target was $275,000. For 2003, Mr. Gessler received a bonus based on the Company exceeding its target for the first half of the year but did not receive a bonus for the second half of the year because the Company did not achieve the minimum target for that period. His bonus for the first half is shown in the “Summary Compensation Table” above. In addition, as noted above, Mr. Gessler was granted additional options exercisable for 175,000 shares of stock for the reasons stated above under “Long-Term Incentive Compensation.”

SECTION 162(m) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

Currently, all compensation paid to the Company’s Named Executive Officers is deductible for federal income tax purposes. As a result, the Compensation Committee has not yet needed to establish a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” However, pursuant to Section 162(m), the Incentive Plan permits compensation from options granted thereunder at no less than 100% of fair market value to be excluded from the Section 162(m) limitations.

CONCLUSION

Through the programs described above, a significant portion of the Company’s compensation program and the compensation of the Company’s Chief Executive Officer are contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

G. Anthony Gorry, Ph.D. (Chairman for 2003)
Jules Blake, Ph.D.
Charles L. Dimmler III
J. Stark Thompson, Ph.D.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of J. Stark Thompson, Ph.D. (Chairman beginning in 2004), Jules Blake, Ph.D, Charles L. Dimmler III, and G. Anthony Gorry, Ph.D. No member of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a member of the compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s management and its independent auditors.

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements included in the 2003 Annual Report on Form 10-K. The Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communications with Audit Committees” (“SAS 61”), as amended by Statement of Accounting Standards No. 90 (Communication with Audit Committee). SAS 61 requires the independent auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards; (ii) adoption of or changes in significant accounting policies; (iii) management judgments and estimates; (iv) any significant audit adjustments; (v) any disagreements with management; and (vi) any difficulties encountered in performing the audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their audit. The Committee has received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company. Ernst & Young LLP has discussed its independence with the Committee. Based on the review and discussions described above with respect to the Company’s audited consolidated financial statements included in the Company’s 2003 Annual Report on Form 10-K, the Committee has recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles L. Dimmler III (Chairman)
Jules Blake, Ph.D.
G. Anthony Gorry, Ph.D.
J. Stark Thompson, Ph.D.

AUDITOR INDEPENDENCE

The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2003 and December 31, 2002:

Fee Category	2003 Fees	2002 Fees
Audit Fees	$320,241	$150,664
Audit-Related Fees	57,040	54,045
Financial Information Systems Design and Implementation Fees	—	—
All Other Fees (including tax services)	41,191	38,750
Total Fees	$418,472	$243,459

Audit Fees.    These consist of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K, review of the interim consolidated financial statements included in the Quarterly Reports on Form 10-Q for the respective fiscal years, irrespective of the period in which the related services are rendered or billed and services provided by the independent auditors in connection with regulatory filings, including accounting and financial work related to the proper application of financial accounting and/or reporting standards.

Audit-Related Fees.    These consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations related to internal control and compliance procedures, due diligence related to mergers and acquisitions and consultations concerning financial accounting and reporting standards.

All Other Fees.    These consist of fees billed for professional services for tax compliance, tax advice and tax planning and for services not captured in the other categories.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT SERVICES AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible audit related and non-audit services performed by the independent auditors. Prior to engagement of the independent auditors for the next year’s audit, the independent auditor provides to the Audit Committee for approval the scope of the proposed audit and proposed related fees for services expected to be rendered during that year within each of four categories of services. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. The Audit Committee is also informed routinely as to the services actually provided by the independent auditor pursuant to this pre-approval process. The Audit Committee’s prior approval must be obtained before the scope or cost of pre-approved services is increased and for additional permissible non-audit services for which a need arises during the course of the year.

In determining whether to pre-approve any given services, the Audit Committee considers whether such services are consistent with the continued independence of the independent auditor under the SEC’s rules, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the performance of the service by the auditor might enhance the Company’s ability to manage or control risk or improve audit quality.

The Audit Committee has delegated to its Chairman authority between meetings to pre-approve permitted services to be provided by the independent auditors. The Chairman must report any decisions to the Audit Committee at the next scheduled meeting.

PERFORMANCE GRAPH (1)

As part of the proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a comparison of the cumulative total stockholder return on its Common Stock with that of a broad equity market index and either a published industry index or a company-constructed peer group index. The following graph compares the performance of the Company’s Common Stock for the periods indicated with the performance of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Biotechnology Index. The comparison assumes $100 was invested on December 31, 1998 in the Company’s Common Stock and in each of the foregoing indices and assumes the reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG GENE LOGIC INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE
NASDAQ BIOTECHNOLOGY INDEX

	Cumulative Total Return ($)
	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Gene Logic Inc.	100	380	264	270	90	74
Nasdaq Stock Market (U.S.)	100	186	127	97	69	108
Nasdaq Biotechnology	100	227	292	245	150	220

CERTAIN TRANSACTIONS

During April 1999, the Company issued a promissory note in the amount of $150,000 to Dr. Dolginow, an executive officer of the Company, to offset tax liabilities for unrealized capital gains resulting from stock option exercises. The secured promissory note bore interest of 5.25%. Dr. Dolginow’s note was required to be repaid in four equal annual installments together with accrued interest. The outstanding balance on this loan, including unpaid interest, was repaid in full in April 2003.

Prior to July 2001, the Company had a Flow-thru ChipTM technology, which comprised a microarray platform designed to provide higher chip throughput than that of commercially available alternatives. The Company never realized any income from the development of this technology before July 2001. Because the Company decided that this technology was not part of its core business, management concluded that this business opportunity could best be developed through a separate entity with access to independent capital sources and dedicated management. Accordingly, in July 2001, the Company transferred the assets and rights related to the Flow-thru ChipTM technology to a separate company, MetriGenix, Inc. (“MetriGenix”), in exchange for shares of MetriGenix Class A common stock. MetriGenix also completed a $15 million equity financing. Upon completion of the financing, the Company owned approximately 54% and a group of investors owned approximately 46%, of MetriGenix’s outstanding stock. The investors included several Oxford investment limited partnerships (which purchased 47% of the preferred stock) and a Burrill investment limited partnership (which purchased 27% of the preferred stock), in which Mr. Dimmler, a director of the Company, was, at the time, an indirect affiliate. Dr. Brennan, a director of the Company and, then, of MetriGenix, was then (and until April 2003) one of several general partners in the general partner of each of the Oxford investment limited partnerships. The Company and the investors entered into a stockholders’ agreement, which contained certain restrictions on transfer of MetriGenix stock, provisions regarding certain matters of corporate governance (including provisions that provide the investors with veto rights with respect to all significant aspects of MetriGenix’s operations and with majority representation on the Board of Directors), approval rights with respect to related party transactions and informational requirements.

From July 2001 to November 2003, the Company subleased space to MetriGenix and provided various administrative services which varied from time to time, for monthly fees which were intended to reimburse the Company for costs incurred by the Company in providing such subleased space and administrative services. MetriGenix paid fees totaling $678,000, $793,000 and $256,000 for the years 2003, 2002 and 2001, respectively. The Company also entered into a GeneExpress® database subscription with MetriGenix, amended in 2002 to limit the subscription to the BioExpressTM database and extend access through 2005. Under the terms of the amended license, MetriGenix was not required to pay any license fees until the Company’s percentage of ownership of MetriGenix was reduced below 15% or MetriGenix completed an initial public offering yielding at least $10 million, resulting in significant potential savings to MetriGenix compared to a standard, arms’ length, fee-bearing commercial arrangement.

Neither the Company nor the investors had any funding obligations with respect to MetriGenix. In 2002, MetriGenix began to seek additional financing, with little success, due in large part to the existing conditions in the capital markets for biotechnology companies. To enable MetriGenix to continue to operate during its search for funding, in 2003 certain existing investors provided MetriGenix bridge debt financing of $2.3 million, including $1.4 million provided by Oxford affiliates.

MetriGenix continued to seek financing and to consider available strategic alternatives throughout most of 2003. In November 2003, concluding that further additional financing was not available from either existing or third party investors, MetriGenix sold substantially all of its assets for cash to an unrelated privately held company (the “Buyer”). The cash proceeds of the sale were sufficient to satisfy MetriGenix’s then known liabilities in amounts settled upon by MetriGenix with its creditors, and to fund the winding down of that company. Among the liabilities compromised and paid were approximately $1,050,000 in outstanding bridge debt (of which approximately $700,000 was paid to Oxford affiliates) and approximately $373,000 to the Company in satisfaction of past due amounts for rent and services. As a result of the sale of MetriGenix, the holders of preferred stock in MetriGenix received no further consideration with respect to, or return on, their equity in MetriGenix. As additional consideration for the sale of MetriGenix, the Company agreed to an assignment of the BioExpressTM database subscription, for which it received stock of Buyer. Mr. Gessler, the Chief Executive Officer of the Company, also was appointed a director of Buyer.

In connection with the formation of MetriGenix, Messrs. Gessler and Rohrer and Drs. Brennan and Dolginow (all executive officers of the Company except Dr. Brennan who is a director of the Company) purchased, respectively, 125,000, 100,000, 100,000 and 20,000 restricted shares of common stock of MetriGenix at a purchase price of $0.30 per share. The shares vested over three years, subject to earlier vesting in the case of certain events such as a change of control or an initial public offering of stock. The Company loaned Dr. Dolginow and Mr. Rohrer $6,000 and $30,000, respectively, to fund the purchases, in exchange for promissory notes due August 2008 or earlier under certain circumstances, bearing interest at 5.64%, with full recourse against the borrowers and secured by a pledge of the stock. MetriGenix was entitled to repurchase unvested shares in certain circumstances and the shares were subject to certain restrictions on transfer. In connection with the sale of the assets of MetriGenix, these loans became due and payable and the Company foreclosed on the pledged shares of MetriGenix common stock in satisfaction of the full amounts of principal and interest then due from Mr. Rohrer and Dr. Dolginow of $34,003 and $6,801, respectively. The shares were transferred by the Company to Buyer in exchange for additional shares of preferred stock of Buyer. Mr. Gessler also sold his stock in MetriGenix to Buyer in exchange for approximately 0.2% of the preferred stock of Buyer.

While all of the transactions noted above in this section were considered by the Company to be on terms which were fair and reasonable taking into account existing relationships, such transactions were not necessarily on terms the Company would have made available to unrelated third parties.

In 2003, the Company derived 1.5% of the Company’s total revenue from agreements with customers in which various limited partnerships affiliated with Oxford Biosciences Partners are investors. Dr. Brennan, a director of the Company, was a former partner of Oxford Biosciences Partners, through which he had certain limited direct and indirect equity interests in each of these customers, which were portfolio companies of funds with which Oxford Biosciences Partners was affiliated. During the second quarter of 2003, for reasons completely unrelated to Gene Logic, Dr. Brennan ceased to be a partner of Oxford Biosciences Partners. Presently, Dr. Brennan retains only a minor, passive interest in the investment partnerships affiliated with such Oxford-related customers. The agreements with Oxford-related customers are on terms no more favorable than those available to other third-party customers.

The Company has entered into indemnity agreements with certain officers and all directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses (including attorney fees), witness fees, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

GENE LOGIC INC.
Gaithersburg, Maryland
April 26, 2004

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003 is available without charge upon written request to: Corporate Communications, Gene Logic Inc., 610 Professional Drive, Gaithersburg, Maryland 20879.

(1)	This section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EXHIBIT A

Amended and Restated as of March 12, 2004

AUDIT COMMITTEE CHARTER
GENE LOGIC INC.

PURPOSE AND POLICY

The purpose of the Audit Committee is to represent and assist the Board of Directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. Management is responsible for (a) the preparation, presentation and integrity of the Company’s financial statements; (b) accounting and financial reporting principles; and (c) the Company’s internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations. The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board level oversight role to oversee the relationship with the independent auditor, as set forth in this charter, and provide advice, counsel and general direction, as it deems appropriate, to management and the auditors on the basis of the information it receives, discussions with the auditor, and the experience of the Committee’s members in business, financial and accounting matters.

COMPOSITION AND ORGANIZATION

The members and the chairman of the Audit Committee will be appointed each year by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Audit Committee shall comprise at least three directors determined by the Board of Directors to meet the applicable independence and financial literacy requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”) and applicable federal law. At least one member of the Committee should be an “audit committee financial expert” as defined under applicable law and regulations.

Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “audit committee financial experts”, shall be made on an annual basis by the full Board upon recommendation of the Nominating Committee.

The Committee shall meet at least quarterly and otherwise at such times and places as the Audit Committee shall determine. The Audit Committee shall meet in executive session with the independent auditor and management periodically. The Committee shall maintain minutes of each meeting and provide them to all members of the Board, and shall report on matters considered at Committee meetings to the Board at the next quarterly Board meeting. The Chairman of the Audit Committee is to be contacted directly by the independent auditor (1) to review items of a sensitive nature that can impact the accuracy of financial reporting or (2) to discuss significant issues relative to the overall Board responsibility that have been communicated to management but, in their judgment, may warrant follow-up by the Audit Committee.

The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Company Law.

RESPONSIBILITIES

The Audit Committee:

•	Is directly responsible for the appointment, replacement, compensation, and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding final reporting for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee. With respect to the independent auditors, the Committee shall:

(a) annually appoint the independent auditors

(b) establish policies and procedures for the review and pre-approval by the Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor, with exceptions provided for within specified limits under certain circumstances as described by law, and shall review and approve the audit scope and fees and terms of engagement of the independent auditor, consistent with the Committee’s policies

(c) at least annually receive from the independent auditors a formal written statement describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the auditors and the Company, including each non-audit service provided to the Company, and the matters set forth in Independence Standards Board No. 1 and discuss with the auditors any disclosed relationships or services that may impact the quality of the audit services or the auditors’ objectivity and independence

(d) review and evaluate the qualifications, performance and independence of the independent auditor and of the auditors’ lead partner, taking into account the opinions of management

(e) discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner and consider whether there should be a regular rotation of the audit firm itself

•	Reviews with management and the independent auditor the annual financial statements and quarterly financial statements and other financial reporting matters, including:

(a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

(b) significant transactions which are not a normal part of the Company’s operations

(c) the selection, application and disclosures of critical accounting policies, any major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles

(d) significant adjustments proposed by the independent auditors, including any such adjustments not made

(e) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements

(f) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures on the company’s financial statements

(g) the matters required to be discussed with the independent auditors by Statement of Auditing Standards No. 61, “Communications With Audit Committees” including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements

(h) any difficulties encountered by the independent auditors in the course of the audit work, including any restriction on the scope of their activities or on access to requested information, and any significant disagreements with management

(i) instances where management has obtained second opinions from other auditors, any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise), and any communications between the audit team and the auditors’ national office regarding auditing or accounting issues presented by the engagement

(j) any management or internal control letter issued, or proposed to be issued, by the independent auditors and management’s response thereto

(k) discussion of earnings press releases, as well as the types of financial information and earnings guidance (if any) provided to analysts

(m) discussion of guidelines and policies governing the process by which senior management assesses and manages the Company’s exposure to financial risk, and the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

•	Discusses with management and the independent auditor quarterly earnings press releases, including the interim financial information and any financial forecasting included therein

•	Reviews and has prior-approval authority for related-party transactions (as defined in the relevant NASDAQ requirements)

•	Reviews and discusses with management each year, subject to quarterly monitoring as to effectiveness:

(a) the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditor or management);

(b) the Company’s internal audit procedures;

(c) any significant internal fraud issues and

(d) the adequacy and effectiveness of the Company’s disclosures controls and procedures, and management reports thereon.

•	Reviews matters related to the corporate compliance activities of the Company.

•	Establishes and implements procedures for the receipts, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Approves the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Company’s Annual Report of Form 10-K.

•	When appropriate, designates one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Committee as the Committee shall direct.

PERFORMANCE EVALUATION

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation shall be conducted in such manner as the Committee deems appropriate, and may be a written or oral report.

DELEGATION TO SUBCOMMITTEE

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee.

RESOURCES AND AUTHORITY

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of independent counsel and other advisors, including outside auditors for special audits, reviews and other procedures, as it deems appropriate, without seeking the approval of the Board or management.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.
MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
Proposal 1:	To elect two directors to hold office until the 2007 Annual Meeting of Stockholders.
						FOR	AGAINST	ABSTAIN
☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed below	Proposal 2:	To ratify selection of Ernst & Young LLP as independent auditors of the Company for its year ending December 31, 2004.	☐	☐	☐

Nominees:
01 Jules Blake, Ph.D. and 02 Michael J. Brennan, M.D., Ph.D.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)’ NAME(S) OR NUMBER(S) BELOW.

	Dated:	, 2004

Signature

Signature if held jointly

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

 FOLD AND DETACH HERE 

Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59 PM Eastern Time
the day prior to annual meeting day.

Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.

GENE LOGIC INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2004

     The undersigned hereby appoints Mark D. Gessler and Philip L. Rohrer, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of GENE LOGIC INC. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of GENE LOGIC INC. to be held at the Company’s executive offices, 610 Professional Drive, Gaithersburg, Maryland 20879, on Thursday, June 3, 2004 at 3:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE AND FOR PROPOSAL 2.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE 